PURCHASE AND ASSUMPTION AGREEMENT

             This Purchase and Assumption Agreement (this "Agreement") is made and entered into this 24th day of April, 2009, by and between Sound Community Bank, a federally chartered savings bank (the "Purchaser"), and 1st Security Bank of Washington, a Washington chartered mutual savings bank (the "Seller").

             WHEREAS, Seller owns and operates a branch facility located at 1405 E. Front Street, Port Angeles, Washington (the "Branch"); and

             WHEREAS, Seller desires to sell and Purchaser agrees to acquire the Branch and, in that regard, Seller desires to sell and Purchaser desires to acquire certain assets relating thereto, all as set forth in this Agreement; and

             WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume from Seller certain liabilities relating to the Branch, all as set forth in this Agreement.

             NOW THEREFORE, in consideration of the premises and the mutual promises, Seller and Purchaser agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS AND
ASSIGNMENT AND ASSUMPTION OF LIABILITIES

             1.1   Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the following assets relating to the Branch (the "Assets").

A. Personal Property. The personal property contained in and used primarily for the operation of the Branch as described in Exhibit 1.1A. hereto (the "Personal Property").

B. Loans.
1. Such loans (i) secured in whole or in part, by deposit accounts ("Deposit Account Loans") or (ii) automatically created as the result of an overdraft of a deposit account pursuant to a pre-approved overdraft protection program offered by the Seller ("Overdraft Protection Loans" and together with the Deposit Account Loans, the "Branch Loans"), related to the Deposit Liabilities being transferred and which are carried on the books and records of the Branch as of the close of business on March 31, 2009, but excluding those accounts which Purchaser declines to purchase for any reason, as provided in Exhibit 1.1B(1) (the "Excluded Loans") (collectively, the "Existing Loans"). Attached hereto as Exhibit 1.1B(2) is a list setting forth the outstanding principal balance and accrued but unpaid interest on the Existing Loans as of the close of business on March 31, 2009.
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2. Such Branch Loans that are originated and entered on the books and records of the Branch during the period from March 31, 2009 to the close of business on the day immediately before the Closing Date (as defined in Section 1.7) (the "Interim Loans"), provided that Purchaser shall have the right to refuse to purchase any Interim Loan for any reason so long as a written election for the exclusion is made by Purchaser within seven (7) days after it receives all pertinent information with respect to such Interim Loan, and any such Interim Loan that Purchaser refuses to purchase shall also be known as an "Excluded Loan."

          3.          For purposes of this Agreement, the Existing Loans and Interim Loans are collectively referred to the as the "Purchased Loans." The Purchased Loans, together with interest accrued thereon but unpaid as of the close of business on the day immediately before the Closing Date (the "Accrued Loan Interest"), shall be purchased by Purchaser. Seller will generate Exhibit 1.1B(3), which exhibit will provide the same information as Exhibit 1.1(B)(2) for the Purchased Loans and be current and made a part hereof as of the Closing Date.

          C.          Real Property. The real property, and all improvements thereon, owned by Seller on which the Branch is located (the "Real Property"), which shall be sold and purchased pursuant to the real property sales contract attached hereto as Exhibit 1.1C. ("Real Property Contract").

          C.          Cash on Hand. Any cash on hand at the Branch as of the start of business on the Closing Date (the "Cash on Hand").

          E.          Records, Etc. All records, files, books of accounts and other original documents and instruments pertaining to the Assets and the Assumed Liabilities (as defined in Section 1.2) being transferred and assumed, respectively.

F. Rights Relating to Assets. Any statutory or common law right, title and interest in and related to the Assets which Seller may have and which Seller may assign, including, without limitation, claims, causes of action, rights of recovery or set offs, and credit of any kind or nature relating to the Assets of the Branch (the "Rights").

             1.2   Assignment and Assumptions of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall assign to Purchaser, and Purchaser shall accept and assume from Seller, the following liabilities relating to the Branch, which liabilities Purchaser agrees to perform and discharge (the "Assumed Liabilities"), as follows:

A. Deposit Liabilities. All liabilities for payment of deposits given an account number maintained at the Branch including, without limitation, all savings accounts, certificates of deposit, money market deposit accounts, checking and NOW accounts and IRA accounts, and all other deposit accounts given an account number maintained at the Branch or assigned to the Branch in the ordinary course pursuant to the Seller's accounting system (except to the extent of deposit liabilities transferred at the request of a depositor as provided in Section 4.8), in each case as of the close of business

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on March 31, 2009 (the "Cut-Off Date Deposits"), all of which shall be listed in full on Exhibit 1.2A(1) hereto (the "Deposit Balance"), together with any changes in the Cut-Off Date Deposits and all new deposits from March 31, 2009 through the close of business on the day immediately before the Closing Date (the "Interim Deposits") (the Cut-Off Date Deposits and Interim Deposits, in each case as of the close of business on the day immediately before the Closing Date are hereinafter collectively referred to as the "Deposits" or the "Deposit Liabilities"), in accordance with the terms of the agreements pertaining to such Deposits, together with interest accrued thereon but unpaid as of the close of business on the day immediately before the Closing Date (the "Accrued Deposit Interest"). Said Deposit Liabilities and Accrued Deposit Interest shall be specified in Exhibit 1.2A(2) to be attached hereto and made a part hereof as of the Closing Date.

          B.          Contracts. All obligations of the Seller relating to the period on and after the Closing Date under any and all contracts relating to the operation of the Branch which are assignable by Seller to Purchaser and which are all listed on Exhibit 1.2B to this Agreement (the "Contracts").

C. Safe Deposit Boxes. All obligations associated with all safe deposit boxes located at the Branch (the "Safe Deposit Boxes") relating to the period on and after the Closing Date. Exhibit 1.2C sets forth the names and addresses of the Safe Deposit Box holders as of March 31, 2009, which Exhibit shall be updated as of the Closing Date.

             1.3   Transfer of Funds. In connection with the acquisition by Purchaser of the Assets (other than the Real Property) and the assumption by Purchaser of the Assumed Liabilities of Seller, Seller shall transfer to the Purchaser by wire transfer of immediately available funds (the "Transfer Payment") an amount equal to:

A. the estimated amount of the Deposit Liabilities; plus

          B.          the estimated amount of the Accrued Deposit Interest; minus

          C.          $0.00 representing the purchase price of the Personal Property; minus

          D.          the estimated unpaid principal amount of the Purchased Loans; minus

          E.          the estimated amount of the Accrued Loan Interest; minus

          F.          the amount of Cash on Hand; minus

          G.           2.5% of the Deposit Liabilities (the "Deposit Premium"); plus or minus

          H.          the estimated amount of prorations, as provided in Section 1.6 hereof, plus

          I.          the amount of Earnest Money (as defined in Section 9.3).

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The parties agree that if the sum of subsections A through I is less than zero, the Purchaser will transfer to the Seller, by wire transfer on the Closing Date (or the business day immediately before the Closing Date, if the Closing Date occurs on a day when funds cannot be wired for same day reinvestment), immediately available funds in the amount by which such sum is less than zero. The parties further acknowledge that the Real Property shall be sold and purchased, and payment of the $750,000 purchase price with such prorations and adjustments thereto shall be made, pursuant to the Real Property Contract attached hereto as Exhibit 1.1C.

             1.4   Adjustment Payment Date.

A. On the fifteenth (15th) day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the "Adjustment Payment Date"), Seller shall deliver the following documents to Purchaser:

(i) A statement setting forth (a) the aggregate amount of Deposit Liabilities and the Accrued Deposit Interest thereon transferred to and assumed by Purchaser, calculated as of the close of business on the day immediately before the Closing Date; and (b) any corrections to the information contained in the Deposit Listing (as defined in Section 6.8) delivered to the Purchaser on the Closing Date;

          (ii)         A statement of the Purchased Loans as of the close of business on the day immediately before the Closing Date, setting forth the aggregate unpaid principal amount of such Purchased Loans and the Accrued Loan Interest and listing, for each such Purchased Loans, the name and address of the borrower, the unpaid principal amount thereof interest rate thereon and the amount of the Accrued Loan Interest;

          (iii)        A statement of the actual proration amounts to be paid in accordance with Section 1.6 hereof as of the start of business on the Closing Date; and

          (iv)         A closing statement for execution by the parties.

B. If the statement delivered in accordance with the foregoing subsection A requires an adjustment to be made to the Transfer Payment, Seller or Purchaser, as the case may be, shall make an adjustment payment to the other party (the "Adjustment Payment") to correct any discrepancy between the amount of the estimated Transfer Payment paid under Section 1.3 and the amount of the Transfer Payment as finally determined pursuant to Section 1.4A. Seller shall provide Purchaser with the worksheets it used to calculate the Adjustment Payment. Any Adjustment Payment due to either party on the Adjustment Payment Date pursuant to this provision shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer, and shall bear interest from and including the Closing Date to the date of payment at the effective federal funds rate as published daily by the Federal Reserve Bank of San Francisco during the period(s) involved.

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             1.5   Purchase Price. The purchase price is to be paid by the Purchaser to Seller for the assets to be acquired under this Agreement. The "Purchase Price" shall be equal to the sum of the amounts referred to in subsections C, D, E, F, G and H of Section 1.3 herein and the purchase price of the Real Property, as the same are adjusted pursuant to Section 1.4.

             1.6   Prorations. It is the intention of the parties hereto that Seller shall operate for its own account the business being transferred pursuant to this Agreement until the close of business on the day immediately before the Closing Date, and that Purchaser shall operate for its own account the business being transferred pursuant to this Agreement from and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement (including the Real Estate Contract), items of income and expense allocable to the Assets and Liabilities shall be prorated as of the close of business on the day immediately before the Closing Date using the accrual method of accounting, whether or not such adjustment would normally be made as of such time. For purposes of this Agreement and except as set forth in the Real Estate Contract, items of proration and other adjustments shall include, but not be limited to; (i) personal property taxes; (ii) FDIC deposit insurance assessments (prorated in accordance with the number of days elapsed during the quarter in which the Closing Date occurs and applicable FDIC assessment rates); (iii) other accrued expenses (including but not limited to those under the Contracts) and prepaid expenses (but only including prepaids that will inure directly to the benefit of Purchaser and excluding all others, such as by way of example, prepaid advertising) for the Branch and (iv) Safe Deposit Box revenue from the Branch.

             1.7   Closing Date: Closing; Real Estate Transfer. The consummation of the purchase and assumption transactions (the "Closing") provided for in this Agreement, including the Real Property Contract, shall occur (i) no later than fifteen (15) calendar days after receipt by the parties of all required regulatory approvals and all other approvals required by law or contract for consummation of the transactions provided for herein and lapse of all required waiting periods associated therewith (such date referred to hereinafter as the "Closing Date"), with a target date of June 15, 2009 or (ii) such other date as is mutually agreed upon in writing by the parties hereto. In any event, the Closing Date may be extended to December 30, 2009,if regulatory approvals and waiting periods necessitate, in accordance with paragraph 9.4D herein. Delivery of the documents and instruments to be delivered by Seller and Purchaser, payment of the Transfer Payment by Seller or Purchaser, closing of the sale and purchase pursuant to the Real Property Contract, and other transactions herein contemplated to take place concurrently with such deliveries, assumptions and payments, shall take place on the Closing Date at 8:00 a.m. (local time) at the offices of Seller in the State of Washington (or at such other time and place as are agreed to by both parties), and all such transactions shall be deemed effective as of the close of business on the day immediately before the Closing Date; provided, however, that any payment to be made by either party to the other by wire transfer of immediately available funds on the Closing Date shall be made by wire transfer initiated prior to 10:00 a.m. (local time) on the Closing Date (or on the business day immediately before the Closing Date, if the Closing Date occurs on a day when funds cannot be wired for same day reinvestment). Any deliveries, conveyances, assignments or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the start of business on the date specified) and in the manner and place specified in this Agreement

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(of, where not specified, in the manner and place as reasonably requested in writing by the party that is to receive such delivery, conveyances, assignment or transfer).

             1.9   Limitations On Assumption of Liabilities. The parties agree that Purchaser shall assume only the Assumed Liabilities. Purchaser assumes no other liabilities of the Seller or Seller's banking operations.

             1.10  IRA Accounts.

                    (a)       Included in the Deposit Liabilities are deposits of customers of the Branch relating to IRA accounts (which the parties acknowledge include SEP IRA accounts, SIMPLE IRA accounts and any other type of retirement account reflected in the deposit balances of the Branch) pursuant to which Seller is currently acting as custodian.

                    (b)       Within such period prior to the Closing Date as is required by applicable law or regulation, Seller will, at its sole cost and expense, notify the depositors who maintain such IRA accounts of Seller's intent to resign as custodian as of Closing and to appoint Purchaser as successor custodian and the discharge and release of Seller from all liabilities as custodian from and after the effective time of its resignation. Purchaser will accept such appointment as successor custodian, unless the customer objects in writing to such appointment or to Purchaser's master IRA agreement. It is agreed that Seller is required to notify each such depositor only once, which notification will be by means of a letter approved by Purchaser and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Purchaser's master agreement. The IRA account of any customer not accepting the appointment of Purchaser and the Purchaser's master plan will not be included in the Deposit Liabilities.

                    (c)       Purchaser agrees that, with respect to the IRA accounts transferred to Purchaser pursuant to Section 1.10(b) above, Purchaser will make no payment to any such customer to satisfy the minimum distribution requirements beginning the first day of April of the year following the year in which the customer reaches age 70 1/2 until such customer provides Purchaser with a written payment instruction in a form satisfactory to Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

             Seller hereby makes the following representations and warranties to Purchaser:

             2.1   Corporate Organization. Seller is a state chartered mutual savings bank duly organized and existing in good standing under the laws of the State of Washington and possesses full corporate power and all necessary approvals to own and operate the Branch and to carry on its business as presently owned, operated, and conducted by it. Seller's deposit liabilities are insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted under federal law. No proceedings for the termination or revocation of such insurance are pending or to Seller's knowledge threatened, and Seller is not currently under any cease and desist order by any regulatory agency, nor to Seller's knowledge is any such action threatened which would preclude Seller from entering into or consummating this Agreement.

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             2.2   Corporate Authority and Action. Seller has full right, power and authority to sell, convey, assign, transfer and deliver the Assets and the Assumed Liabilities to Purchaser and to otherwise fully perform Seller's obligations under this Agreement, subject however to (i) Seller's receipt of all required regulatory approvals and (ii) compliance by Purchaser with all of its obligations under this Agreement. Seller has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby. This Agreement, and each such other document and instrument, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Seller and no other corporate or member action is required on the part of Seller relating to this Agreement and the transactions contemplated hereby.

             2.3   No Default Effected. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the breach of, or a default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions, or provisions of any laws applicable to Seller, or of the articles of incorporation or bylaws of Seller; (ii) any agreement or other instrument to which Seller is a party or is subject, or by which Seller or any of its properties or assets are bound; or (iii) any order, judgment, injunction, decree, directive, or award of any court, arbitrator, government agency, or public official by which Seller is bound.

             2.4   Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other person acting on behalf of Seller in such manner as to give rise to any valid claim by any person against Seller or Purchaser for reimbursement of expenses or a finder's fee, brokerage commission, or other similar payment, and Seller shall pay all commissions, fees, costs and expenses, directly or indirectly, due any such person and indemnify Purchaser against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

             2.5   Litigation. There are no actions, causes of action, claims, suits or proceedings, pending or, to Seller's knowledge, threatened, against Seller affecting the Branch, the Assets or the Assumed Liabilities whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to Seller's knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Seller is a party or by which it is bound that would adversely affect the Branch, the Assets, the Assumed Liabilities or the transactions contemplated hereby, and Seller has no knowledge of any state of facts or the occurrence of any event which would form the basis for any claim which would adversely affect the Branch, the Assets, the Assumed Liabilities or the transactions contemplated hereby.

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             2.6   Deposits. The Deposits are insured by FDIC to the fullest extent permitted under federal law. The Deposits (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in full compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller's business; and (iii) are not subject to any claims that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposits, other than claims against such Deposit owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposits.

             2.7   Title to Assets. Seller has good and marketable title to the Assets, and complete and unrestrictive power to sell, transfer and assign the Assets to Purchaser subject to the receipt of all required regulatory approvals and, except as set forth in the Real Property Contract, free and clear of any and all claims, liens, encumbrances or rights of third parties. Seller has no knowledge of any defects in, or damage to, any of the Real Property or Personal Property, reasonable wear and tear excepted, other than such as would be plainly visible upon a due diligence inspection. However, Seller makes no other representation relating to the physical condition of the Real Property or the Personal Property. The Personal Property and the Real Property, except as otherwise expressly stated herein or in the Real Property Contract, shall be conveyed in "AS IS" condition without any representation as to suitability for any particular purpose.

             2.8   Proceedings Relating to Branch and Real Property. No proceedings to take all or any part of the Branch premises or the Real Property by condemnation or right of eminent domain are pending or, to Seller's knowledge, threatened. Seller's use of the Branch and Real Property are not, and no complaints have been received by Seller that Seller is, in violation of applicable building, zoning, platting, subdivision, use, safety, building, energy and environmental or similar laws, ordinances, regulations and restrictions. The Branch and Real Property are adequately serviced by all utilities necessary for effective operation as presently used for a financial institution branch office.

             2.9   Contracts and Agreements. A true and complete copy of each Contract to be assumed by Purchaser is attached to Exhibit 1.2B of this Agreement. Each such Contract is valid and enforceable according to its terms, Seller is not in default under any Contract and there has been no event which, with notice or the lapse of time, or both, would constitute a default under any such Contract by Seller including, but not limited to, the consummation of the transactions contemplated by this Agreement.

             2.10  Compliance with Laws. Insofar as it may affect the transactions contemplated by this Agreement, to Seller's knowledge, Seller is in compliance with all laws applicable to the operation of its business as presently conducted at the Branch, specifically including, without limitation, compliance with all regulations concerning truth-in-savings, consumer protection, occupational safety, civil rights, and labor and/or employment laws.

             2.11  IRS Reporting. Seller has timely filed all applicable reports, returns and filing information data required to be filed with any and all federal and state banking authorities and any
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and all other governmental authorities and regulatory agencies, it being acknowledged and agreed that the Purchaser shall file Form 1099s with respect to the Branch Deposits up to and including the day before the Closing Date; provided that, within five (5) business days after the Closing Date, Seller shall provide Purchaser with all the information necessary to allow Purchaser to complete said Form 1099s, such information to be in the form reasonably acceptable to the Purchaser.

             2.12  Environmental Matters. There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to Seller's knowledge, threatened which seeks to impose on Seller or any, predecessor of Seller in connection with the Real Property any liability arising under any environmental laws, nor to Seller's knowledge is there any basis for any of the foregoing. Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to the Real Property. To Seller's knowledge, there are no environmental conditions such as above ground or under ground storage tanks, discharges or emissions or releases of hazardous materials which constitute a violation of any environmental laws present at, on, under, or above the Real Property.

             2.13  Taxes. Seller shall be entitled to the tax deduction (to the extent permitted by applicable law) for the accrued interest on the Deposit Liabilities prior to the Closing Date. As of the Closing Date, the Deposit Liabilities shall not be subject to any tax liens or levies of any kind relating to obligations of Seller.

             2.14  Real Property. There are no leases, subleases, licenses or similar agreements permitting any party to lease, use or occupy space in or on the Real Property. There are no outstanding options to purchase or similar agreements with respect to the Real Property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

             Purchaser hereby makes the following representations and warranties to Seller:

             3.1   Corporate Organization. Purchaser is a federal savings bank duly organized and existing in good standing under the laws of the United States and possesses full corporate power and all necessary approvals to own and operate its properties and to carry on its business as presently owned, operated and conducted by it. Purchaser's deposit accounts are insured by the FDIC to the fullest extent permitted under federal law. No proceedings for the termination or revocation of such insurance are pending or to Purchaser's knowledge threatened, and Purchaser is not currently under any cease and desist order by any regulatory agency nor to Purchaser's knowledge is any such action threatened which would preclude Purchaser from entering into or consummating this Agreement.

             3.2   Corporate Authority and Action. Purchaser has full right, power and authority to acquire the Assets and assume the Assumed Liabilities from Seller and to otherwise fully perform Purchaser's obligations under this Agreement, subject however, (i) Purchaser's receipt of all required regulatory approvals and (ii) compliance by Seller with all of its obligations under this
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Agreement. Purchaser has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby. This Agreement, and each such other document and instrument, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Purchaser and no other corporate or shareholder action is required on the part of Purchaser relating to this Agreement and the transactions contemplated hereby.

             3.3   No Default Effected. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the breach of, or a default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions or provisions of any laws applicable to Purchaser, or of the charter or bylaws of Purchaser; (ii) any agreement or other instrument to which Purchaser is a party or is subject or by which Purchaser or any of its properties or assets are bound; or (iii) any order, judgment, injunction, decree, directive, or award of any court, arbitrator, government agency or public official by which Purchaser is bound.

             3.4   Brokers. Negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the assistance of any other person acting as Purchaser's broker. Purchaser shall pay all commissions, fees, costs and expenses, directly or indirectly, due any such person acting as Purchaser's broker and indemnify Seller against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

             3.5   Litigation. There are no actions, causes of action, claims, suits, or proceedings, pending or, to Purchaser's knowledge, threatened, against Purchaser which would adversely affect the transactions contemplated by this Agreement, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and to Purchaser's knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Purchaser is a party or by which it is bound that would adversely affect the transactions contemplated hereby, and Purchaser has no knowledge of any state of facts or the occurrence of any event which could form the basis for any claim which would adversely affect the transactions contemplated hereby.

             3.6   Compliance with Law. Insofar as it may affect the transactions contemplated by this Agreement, Purchaser is in compliance with all laws applicable to the operation of its business.

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ARTICLE IV
AGREEMENTS PENDING CLOSING

             4.1   Regulatory Approval and Standards. Purchaser shall file an application with the Office of Thrift Supervision within 30 days of the date hereof, seeking requisite approval of the transactions contemplated hereby and promptly thereafter shall furnish Seller with copies thereof (except for the confidential portions thereof) and any amendments, as well as each material notice, order, opinion or other item of correspondence received by Purchaser from such regulatory agency with respect to such application which do not contain confidential information. Seller shall file such regulatory applications or notices, if any, as are required of it.

             4.2   Notification of Customers. Purchaser and Seller shall take such actions required by law or regulation to notify customers, creditors or depositors of the Branch of the transfers and assumptions to be effected pursuant to this Agreement. Purchaser and Seller shall work together to develop the contents of any such notifications and shall issue any such notifications, at Seller's expense, after all regulatory approvals have been obtained (or as otherwise mutually agreed to by the parties or required by applicable laws and regulations) but prior to the Closing.

             4.3   Operations.

A. No later than thirty (30) days prior to the Closing Date, Seller shall supply such information as is necessary for Purchaser to conduct a conversion from Seller's data processing system to Purchaser's data processing system. In addition, Seller shall supply Seller's personnel for a reasonable period of time to assist Purchaser in such conversion.

          B.          Purchaser agrees to use its best efforts at its expense to convert operations to its own data processing system on the Closing Date. Purchaser shall be solely responsible for the cost of such conversion.

          C.          All of the Seller's Branch ATM/Debit/POS Cards shall be terminated on the Closing Date.

             4.4   Covenants Not to Compete. From the Closing Date and for a period of 3 years thereafter (the "Restrictive Period"), the Seller (and its affiliates, successors and assigns) shall not open any branch office, deposit taking facility (including ATM), loan office or solicit any business in Clallam County, Washington (the "Restricted Area"). Seller agrees that said time and geographic restrictions are reasonable and necessary to protect Purchaser's legitimate business concerns, that said covenants do not violate public policy, and do not place any unreasonable restraints upon Sellers other ongoing business operations. During the Restrictive Period, Seller (and its affiliates, successors, and assigns) shall not directly or indirectly (i) solicit any business from any of the holders of Deposits, (ii) undertake any targeted marketing or advertising in the Restricted Area, or (iii) encourage any employee of Purchaser to cease employment with Purchaser or change such person's employment. Notwithstanding anything in this Section 4.4 to the contrary, the foregoing covenants and restrictions do not apply to persons or entities solicited solely to participate in Seller's indirect financing programs ("Participants"), or to persons or entities referred by Participants to participate in Seller's indirect financing programs, so long as the

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products and services acquired from Seller and utilized by Participants and persons and entities referred by Participants are only related to the indirect financing programs.

             4.5   Real Property. The parties agree to comply with such covenants and conditions as set forth in the Real Property Contract.

             4.6   Sales and Transfer Taxes. Except for such taxes and assessments relating to the transfer of the Real Property, Purchaser and Seller agree that no sales or transfer tax is due on this transaction because it is not in the ordinary course of business of either Purchaser or Seller; however, in the event that a sales or transfer tax is imposed by a governmental authority having jurisdiction to impose such a tax, Seller shall be responsible for the full and timely payment of same and shall indemnify and hold harmless Purchaser for the amount of any such taxes due, and from any expenses, fines, penalties, fees, costs, or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof. Seller shall indemnify Purchaser and holder Purchaser harmless for the amount of any taxes attributable to its operations prior to the Closing Date, and from any expenses, fines, penalties, fees, costs or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof provided that Purchaser promptly notifies Seller of same.

             4.7   Bulk Sales Act Indemnity. Seller shall promptly pay when due all its creditors in order to avoid any claim by any such creditor against Purchaser or any of the Assets by virtue of the transactions contemplated by this Agreement or any bulk transfer provisions under applicable law. Seller hereby agrees to indemnify and hold Purchaser harmless from any liability, loss or damage arising from failure of any applicable bulk transfer law to be satisfied or from Seller's failure to perform this covenant.

             4.8   Negative Operating Covenants. Except as may be required by regulatory authorities, Seller shall not, without the prior written consent of Purchaser: (a) transfer to Seller's other banking facility any of the deposit liabilities maintained at the Branch except upon the unsolicited request of a depositor in the ordinary course of business; (b) transfer to the Branch any of the deposits domiciled at its other banking facility except upon the unsolicited request of a depositor in the ordinary course of business; (c) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets; (d) enter into any contract, commitment, or other transaction relating to the Branch, except for deposit taking and lending activities in the ordinary course of business consistent with past practices; (e) offer interest rates on any deposit liabilities at the Branch in excess of those interest rates paid on similar deposits at Seller's other banking facility; or (f) alter its current advertising or marketing programs at the Branch in any material respect, other than as part of a general advertising or marketing campaign implemented by Seller company wide.

             4.9   Affirmative Operating Covenants. Seller shall use its best efforts to (a) cause the Deposits to be equal to or greater than the Deposit Balance, (b) preserve the goodwill of customers and others doing business with the Branch and (c) cause the Employees (as defined in Section 9.2) to continue their employment with Purchaser on and after the Closing Date.

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             4.10  Damage or Destruction of Real Property. In the event that prior to Closing there occurs material physical damage to or destruction of the Branch premises or the Real Property, or either Purchaser or Seller receives or obtains written notice of any condemnation or eminent domain proceeding which affects the Branch premises or the Real Property, then Purchaser will have the option, for a period of 30 days following such damage, either (i) to proceed with the transaction contemplated hereby or (ii) to proceed with the transaction without the acquisition of the Branch premises and the Real Property. If Purchaser elects to proceed with the transaction contemplated hereby, Purchaser shall be entitled to receive and will be assigned (i) all insurance proceeds payable with respect to the damage or destruction of the Branch premises and the Real Property and Seller will pay over to Purchaser any deductible under the applicable insurance policies and (2) any award or payment received in connection with any condemnation or eminent domain proceeding. In no event, however, shall Seller be liable to restore or otherwise take action with respect to the Branch premises or the Real Property. In the event of any conflict between the provisions of this Section 4.10 and the Real Property Contract, the provision of this Section 4.10 shall control.

             4.11  Assistance in Obtaining Regulatory Approvals. Seller agrees to use all reasonable efforts to assist Purchaser in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide to Purchaser and to the appropriate regulatory authorities all information reasonably required of Seller to be submitted by Purchaser in connection with such approvals.

             4.12  Other Relationships. Except for the deposit relationships being transferred by Seller to Purchaser, as of the Closing Date neither Seller nor any of its affiliates will have any other business relationship with any of holders of Deposits, except to the extent of any existing loan relationships that may be outstanding.

             4.13  Safe Deposit Boxes. Seller hereby agrees to indemnify and hold Purchaser harmless against any and all claims relating to the Safe Deposit Boxes arising out of facts, circumstances or events occurring prior to the Closing Date. Purchaser hereby agrees to indemnify and hold Seller harmless against any and all claims relating to the Safe Deposit Boxes arising out of facts, circumstances or events occurring on or after the Closing Date.

ARTICLE V
DOCUMENTS TO BE DELIVERED TO SELLER

             At or prior to the Closing, Purchaser shall deliver the following documents to Seller:

             5.1   Certified copies of resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and any other documents required to be executed and delivered by Purchaser hereunder;

             5.2   Evidence of requisite regulatory approval for Purchaser to consummate the transactions contemplated hereby; and

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             5.3   An Instrument of Transfer, Assignment and Assumption, in the form attached hereto as Exhibit 6.10, whereby Purchaser assumes and agrees to pay or perform the Assumed Liabilities.

             5.4   An executed Real Property Contract and all documents and other instruments as may be required to be delivered by Purchaser pursuant to the terms of the Real Property Contract.

ARTICLE VI
DOCUMENTS TO BE DELIVERED TO PURCHASER

             At or prior to the Closing, Seller shall deliver the following documents to Purchaser:

             6.1   A statement setting forth the aggregate amount of Deposit Liabilities and Accrued Deposit Interest thereon to be transferred to and assumed by Purchaser, as of the opening of business five (5) business days prior to the Closing Date;

             6.2   A statement of the Purchased Loans, as of the opening of business five (5) business days prior to the Closing Date, setting forth the aggregate unpaid principal amount of such Purchased Loans and accrued interest thereon and listing, for each Purchased Loan, the name and address of the borrower, the unpaid principal amount thereof interest rate thereon and the amount of accrued but unpaid interest owing in regard thereto, the amount of escrows held by Seller with respect thereto, if any, and such other information as may be necessary for Purchaser to establish accounts therefore;

             6.3   A statement of the Cash on Hand as of the opening of business on the Closing Date, and of the estimated proration amounts determined in accordance with Section 1.6 hereof,

             6.4   All records, files and documents of the Branch relating to the Deposit Liabilities and Purchased Loans to be assumed or purchased by Purchaser, including, but not limited to, signature cards, applications, certificates, notes, security agreements, pledge agreements, and properly executed assignments and endorsements with respect thereto, and actual physical possession of the Branch;

             6.5   On or prior to Closing, Seller will have obtained and delivered all material consents reasonably necessary to authorize the transfer and assignment to Purchaser of, or the substitution of Purchaser for Seller under, all material Contracts (without any material alterations required by any third party and preserving for Purchaser all material rights and privileges thereunder).

             6.6   Certified copies of resolutions of the Board of Directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and any other documents required to be executed and delivered to the Seller hereunder;

             6.7   A provisional closing statement for execution by the parties;

             6.8   A listing of the Deposits as of the close of business five (5) business days prior to the Closing Date (the "Deposit Listing") on hard copy or utilizing such other method of

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information transfer as the parties shall have agreed, which Deposit Listing shall include, for each Deposit, the name and address of the owner thereof, the account number, the principle balance, the accrued interest, the maturity date, if any, the interest rate, the tax identification number, and such other information as may be necessary for Purchaser to establish accounts therefore;

             6.9   An Instrument of Transfer, Assignment and Assumption in the form attached hereto as Exhibit 6.9, and such other instruments of transfer reasonably requested by Purchaser as necessary to transfer good and marketable title to the Assets (other than the Real Property) free and clear of all claims, encumbrances and rights of third parties.

             6.10   All documents and other instruments as may be required to be delivered by Seller pursuant to the terms of the Real Property Contract.

ARTICLE VII
POST-CLOSING MATTERS

             7.1   Information In Usable Form. Promptly following the Closing, Purchaser and Seller will use reasonable efforts to cause all information concerning the Purchased Loans and the Deposits to be transferred into a form usable by Purchaser.

             7.2   Transactions After Closing Date.

A. Following the Closing, Purchaser agrees to pay in accordance with law all checks, drafts and withdrawal orders which are properly drawn by depositors with respect to the Deposits assumed by Purchaser, duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and any overdraft privileges applicable to such depositors, and presented to Purchaser by mail, over its counters, or through the check clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposits are assumed by the Purchaser.

B. For a period of ninety (90) days after the Closing Date, Seller agrees to act as Purchaser's limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft or check forms provided by the Seller on accounts assumed by Purchaser hereunder, and Purchaser will honor and pay all such checks, drafts, and withdrawals orders, if duly endorsed and to the extent that the credit balances or overdraft privileges of the drawers or makers permit, provided that the Seller's sole responsibility shall be to actually deliver at Seller's cost to a location reasonably designated by Purchaser in the State of Washington all such checks, drafts and withdrawal orders to Purchaser or Purchaser's agent at such times and places as the parties so shall agree but in no event later than the same day Seller receives such checks, drafts and withdrawal orders from its agent or processor. Purchaser agrees to indemnify Seller for third party costs incurred by Seller with respect to this paragraph, including charges to the Seller through the check clearing system of the banking industry which result from
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check, draft or withdrawal forms of the Seller being used after the Closing Date by the depositors whose accounts are assumed hereunder.

          C.          If any uncollected item credited to a Deposit at the time of the transfer of such Deposit to Purchaser is subsequently returned resulting in an overdraft to the Deposit account, Seller agrees, not later than two (2) business days after demand, to pay to Purchaser the amount of such uncollected item; provided, however, that Purchaser shall, upon Seller's making payment for such uncollected item, deliver such uncollected item to Seller and shall assign to Seller any and all rights which Purchaser may have or obtain in connection with such returned item.

          D.          If the balance due on any Purchased Loan transferred and assigned to Purchaser pursuant to the terms of the Agreement has been reduced as a result of the receipt of an item or items prior to the Closing Date, which are returned after the Closing Date as uncollected, the asset value represented by the Purchased Loan transferred shall be correspondingly increased, and an amount in cash equal to such increase shall be paid by Purchaser to Seller within two (2) business days after receipt of such returned item.

          E.          If Seller receives payment with respect to any Purchased Loan after the Closing Date, Seller shall remit such payments to Purchaser in the same form that Seller receives such payments.

          F.          For a period of thirty (30) days after the Closing Date, Seller agrees that upon demand of Purchaser Seller shall immediately pay to Purchaser the overdraft amount (negative balance) of any transferred Deposit.

             7.3   Further Assurances. On and after the Closing Date, Seller shall (i) give such further assurances to Purchaser and shall execute, acknowledge and deliver all such bills of sale, deeds acknowledgments and other instruments, and take such further action as may be necessary and appropriate to effectively vest in Purchaser the full legal and equitable title to the Assets and to the security interests, if any, relating to the Assets, and (ii) use reasonable efforts to assist Purchaser in the orderly transition of the Branch operations being acquired by the Purchaser. In order to comply with its obligations set forth in subsection (i) above, Seller will grant to specified employees of Purchaser, if necessary, a power of attorney (the "Power of Attorney") for the limited purpose of signing and filing all such bills of sale, acknowledgments, assignments and other instruments.

             7.4   Signage. All interior and exterior signs identifying the Seller will be covered or removed by Purchaser, at Purchaser's expense, by the opening of business on the first business day after the Closing Date and all signs will be removed within ten (10) calendar days following the Closing Date. From and after the Closing Date, Purchaser will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Branch to Purchaser's name or to a name which is not deceptively similar to Seller.

             7.5   Indemnification by Purchaser. Purchaser agrees to indemnify and hold Seller harmless from and against any and all damages, liabilities and losses which may be sustained by

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Seller by reason of Purchaser's breach of any representation, warranty or covenant to Seller under this Agreement. Purchaser further agrees to indemnify and hold Seller harmless from and against any and all damages, liabilities and losses which may be sustained by Seller by reason of Purchaser's actions on and after the Closing Date with respect to the Assets or Assumed Liabilities transferred hereunder.

             Purchaser's covenants shall not be deemed to be violated by discharge of Assumed Liabilities in accordance with normal trade practices or by forbearing to discharge any such obligation which Purchaser is disputing in good faith and for which Purchaser has provided adequate reserves, provided Purchaser indemnifies and holds Seller harmless in connection with the same as set forth above.

             7.6   Indemnification by Seller. Seller agrees to indemnify and hold Purchaser harmless from and against any and all damages, liabilities and losses which may be sustained by Purchaser by reason of Seller's breach of any representation, warranty or covenant to Purchaser under this Agreement. Seller further agrees to indemnify and hold Purchaser harmless from and against any and all damages, liabilities and losses which may be sustained by Purchaser with respect to the Branch, the Assets or the Assumed Liabilities arising from acts, omissions or events occurring prior to the Closing Date, but not including any state of facts existing, or act or omission of Seller, with respect to: (a) the title to the Real Property and any claims, liens or encumbrances thereon (it being understood and agreed that Purchaser will rely upon title insurance for these purposes); or (b) the condition of the Real Property, which the parties acknowledge is being sold "AS IS."

             7.7   Defense of Actions - Purchaser Indemnifications. Seller shall notify Purchaser promptly of any lawsuit or claim against Seller which it has reasonable cause to believe would entitle it to indemnification hereunder. Purchaser shall be entitled to assume at its expense the defense of, and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money damages against Seller may be agreed to without the consent of Seller, and no award of money damages against Seller shall be agreed to without satisfactory prior arrangements between Purchaser and Seller to assure Seller that Purchaser will have sufficient funds available to respond to the award. If Purchaser promptly so elects to assume, and promptly so notifies Seller, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Seller with respect to such suit or claim and Seller shall be solely responsible for those expenses (whether incurred by Seller before or after Purchaser assumes the defense of any such suit or claim). If Purchaser does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the monetary damages ultimately incurred or determined to have been incurred by Seller in settling or litigating the suit or claim.

             7.8   Defense of Actions - Seller Indemnifications. Purchaser shall notify Seller promptly of any lawsuit or claim against Purchaser which it has reasonable cause to believe would entitle it to indemnification hereunder. Seller shall be entitled to assume at its expense the defense of and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money damages against Purchaser may be agreed to without the consent of the Purchaser, and no award of money damages against Purchaser shall be agreed to

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without satisfactory prior arrangements between Seller and Purchaser to assure Purchaser that Seller will have sufficient funds available to respond to the award. If Seller promptly so elects to assume, and promptly so notifies Purchaser, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Purchaser with respect to such suit or claim and Purchaser shall be solely responsible for those expenses (whether incurred by Purchaser before or after Seller assumes the defense of any such suit or claim). If the Seller does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the monetary damages ultimately incurred or determined to have been incurred by the Purchaser in settling or litigating the suit or claim.

ARTICLE VIII
CLOSING CONDITIONS

             8.1   Conditions Precedent to Seller's Obligation to Close. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Seller) of each of the following conditions and at or prior to Closing;

(A) The representations and warranties of Purchaser shall be true and correct as of the date hereof and as of the time of Closing as if made anew at such time;

          (B)         Purchaser shall have performed all of its covenants and agreements contained herein which require performance at or prior to Closing, including such covenants and agreements contained in the Real Property Contract;

          (C)         No action or proceeding shall have been instituted pertaining to the transactions contemplated by this agreement; and

          (D)         All required regulatory approvals, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any burdensome condition upon Seller and all applicable waiting periods shall have expired.

             8.2   Conditions Precedent to Purchaser's Obligation to Close. The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Purchaser) of each of the following conditions at or prior to closing:

(A) The representations and warranties of Seller shall be true and correct as of the date hereof and as of the time of Closing as if made anew at such time;

          (B)         Seller shall have performed all of its covenants and agreements contained herein which require performance at or prior to Closing, including such covenants and agreements contained in the Real Property Contract;

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(C) No action or proceeding shall have been instituted pertaining to the transactions contemplated by this Agreement;

          (D)         All required regulatory approvals, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any burdensome condition upon Purchaser and all applicable waiting periods shall have expired; and

ARTICLE IX
MISCELLANEOUS

             9.1   Expenses. Seller and Purchaser each shall pay all of their own out-of-pocket expenses in connection with this Agreement, including appraisals, accounting and legal fees and taxes, if any, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall be responsible for payment of all costs associated with the filing and recording of bills of sale and other instruments necessary or desirable to be filed by Purchaser after the Closing.

             9.2   Employment of Existing Employees. The Seller shall terminate employees of the Branch (the "Employees") on or prior to the Closing Date. The Seller shall provide to the Purchaser, within ten (10) days after the Signing Date of this Agreement, a list of Seller's present Branch employees, their salaries, and their benefits. Purchaser agrees to extend offers of at-will employment to the Employees. Purchaser's employment offers shall provide the Employees with the same or similar benefits as the Purchaser offers to the Purchaser's other employees that are similarly situated in terms of their position and longevity. Seller shall be responsible for payment of all salaries and benefits of the Employees prior to the Closing. Seller shall indemnify Purchaser for any damages, losses and expenses (including reasonable attorney fees) incurred by the Purchaser resulting from employment claims by Seller's Branch employees against Purchaser relating to Seller's actions with respect to such employees prior to termination of employment, as required by the first sentence of this Section 9.2. The Purchaser shall indemnify Seller for any damages, losses and expenses (including reasonable attorney fees) incurred by Seller resulting from employment claims by Seller's Branch employees against the Seller relating to Purchaser's actions with respect to such employees from and after the Closing Date.

             9.3   Earnest Money. Purchaser has paid to Seller simultaneously with the execution of this Agreement earnest money in the amount of $100,000 (the "Earnest Money"), the receipt of which the Seller hereby acknowledges. The Earnest Money is not refundable if this Agreement is properly terminated by Seller pursuant to Section 9.4A or by Purchaser or Seller pursuant to Section 9.4D.

             9.4   Termination; Extension of Closing Date. This Agreement may be terminated:

A. By the non-defaulting party, if the other party hereto shall fail to perform or comply in a timely manner with its obligations under this Agreement, including its obligations under the Real Property Contract, and such failure remains uncured on the tenth (10th) day following receipt of written notice from the non-defaulting party thereof.

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B. By mutual consent of the parties hereto.

          C.          By Seller, if Purchaser terminates the Real Estate Contract as permitted thereunder; provided, however, Seller shall not be permitted to terminate this Agreement if the Real Estate Contract is terminated in accordance with Section 4.10 of this Agreement.

          D.          By Seller or Purchaser, if the Closing has not occurred as of September 30, 2009, unless Purchaser provides Seller with written notice at least 30 days prior to September 30, 2009 of its election to further extend the time for consummation of the transactions contemplated by this Agreement to December 30, 2009; provided a defaulting party may not exercise a right of termination or extension under this paragraph.

             9.5   Modification and Waiver. No modifications of any provision of the Agreement shall be binding unless in writing and executed by the party sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or by whom such condition is intended to benefit, except to the extent any such condition is required by law, so long as any such waiver is in writing.

             9.6   Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto, and provided further that in the case of any such assignment the assigning party shall also remain responsible as a party hereto.

             9.7   Entire Agreement; Governing Law. This Agreement, together with the Exhibits attached hereto and made a part hereof, contains the entire Agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement shall be governed by and construed in accordance with the federal banking laws of the United States, as appropriate, and otherwise in accordance with the laws of the State of Washington.

             9.8   Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

             9.9   Severability. In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, illegality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

             9.10  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

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             9.11  Notices. All notices, consents, requests, instruction, approvals, waivers, stipulations and other communications provided herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, if to

             Seller addressed to:

6920 220th Street, SW Mountlake Terrace, WA 98043 Attention: Joseph Adams, CEO

             Purchaser addressed to:

2001 5th Avenue, Suite 200 Seattle, WA 98121 Attention: Laurie Stewart, President and CEO

             Notice by certified mail shall be deemed to be received three (3) business days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the other.

             9.12  Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement, except as otherwise stated, shall survive the Closing.

             9.13  Remedies. In the event the transactions contemplated by this Agreement are not consummated due to the willful breach by a party hereto, then the nonbreaching party shall be entitled to all remedies and relief, at law or in equity, against the breaching party with all remedies being deemed cumulative and no remedy being deemed exclusive.

             The parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

PURCHASER:		SELLER:
By:	/s/ Laura Lee Stewart	By:	/s/ Joe Adams
Name:	Laura Lee Stewart	Name:	Joe Adams
Title:	President/CEO	Title	CEO

INDEX OF EXHIBITS

Exhibit 1.1A	Personal Property
Exhibit 1.1B	1.1B(1) Excluded Loans as of March 31, 2009; 1.1B(2) Existing Loans as of March 31, 2009: 1.1B(3) Purchased Loans as of the Closing Date

Exhibit 1.1C	Real Property Contract

Exhibit 1.2A	Deposit Liabilities [1.2A(1) as of March 31, 2009; 1.2A(2) as of the Closing Date]

Exhibit 1.2B	Contracts

Exhibit 1.2C	Names and addresses of Safe Deposit Box holders, which Exhibit shall be updated as of the Closing

Exhibit 6.9	Instrument of Transfer, Assignment and Assumption